Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1/A (File No. 333-275989), and related Prospectus, of our report dated February 21, 2024, with respect to the financial statements of Aclarion, Inc. as of December 31, 2023 and for the year then ended. Our audit report includes an explanatory paragraph relating to Aclarion, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

February 21, 2024